UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 16, 2018

Clovis Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35347	90-0475355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5500 Flatiron Parkway, Suite 100 Boulder, Colorado		80301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 625-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Public Offering of Common Stock

On April 16, 2018, Clovis Oncology, Inc. (the “Company”) entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriters (the “Underwriters”), relating to the issuance and sale of 1,837,898 shares of common stock, par value $0.001 per share, of the Company (the “Shares”). Under the terms of the Common Stock Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 275,684 Shares.

The offering price of the Shares to the public was $54.41 per Share, and the Underwriters agreed to purchase the Shares from the Company pursuant to the Common Stock Underwriting Agreement at a price of $51.281425 per Share.

Public Offering of Convertible Notes

On April 16, 2018, the Company entered into an underwriting agreement (the “Convertible Notes Underwriting Agreement” and, together with the Common Stock Underwriting Agreement, the “Underwriting Agreements”) with J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Underwriters, relating to the issuance and sale of $300 million aggregate principal amount of the Company’s 1.25% Convertible Senior Notes due 2025 (the “Notes”). Under the terms of the Convertible Notes Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional $45 million aggregate principal amount of Notes.

The Notes were issued pursuant to an indenture, dated as of April 19, 2018 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by that first supplemental indenture, dated as of April 19, 2018, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes will mature on May 1, 2025. Interest on the Notes will be payable on May 1 and November 1 of each year, beginning on November 1, 2018.

The Notes were priced to investors in the offering at 100% of their principal amount, and the Underwriters agreed to purchase the Notes from the Company pursuant to the Convertible Notes Underwriting Agreement at a price of 97.25% of their principal amount. The Notes are senior unsecured obligations of the Company, ranking senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes.

The Notes are convertible at an initial conversion rate of 13.1278 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $76.17 per share of common stock). The conversion rate is subject to adjustment in some events as described in the Indenture. Holders may convert their Notes at any time prior to the close of business on the business day immediately preceding the maturity date. In addition, following certain corporate events that occur prior to the maturity date or upon the Company’s issuance of a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such corporate event or during the related redemption period in certain circumstances by a specified number of shares of common stock as described in the Indenture.

The Company will not have the right to redeem the Notes prior to May 1, 2022. On or after May 1, 2022, the Company may redeem the Notes, in whole or in part, if the last reported sale price of the Company’s common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending not more than two trading days preceding the date on which the Company provides written notice of redemption. In the case of any optional redemption, the Company will redeem the Notes at a redemption price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If the Company undergoes a fundamental change described in the Indenture prior to the maturity date of the Notes, holders of the Notes may require the Company to repurchase for cash all or part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Indenture provides for customary terms and covenants, including that upon certain events of default, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the unpaid principal amount of the Notes and accrued and unpaid interest, if any, thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the principal amount of the Notes together with accrued and unpaid interest, if any, thereon will automatically become and be immediately due and payable.

These descriptions of the Indenture and the Notes are qualified in their entirety by reference to the Base Indenture and Supplemental Indenture, including the Form of Note, which are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Closing of the Offerings

The offerings of the Shares and the Notes closed on April 19, 2018. The net proceeds to the Company from the offerings were approximately $385.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The net proceeds from the offerings will be used for general corporate purposes, including sales and marketing expenses associated with Rubraca in the United States and, if approved by the European Commission, in Europe, funding of the Company’s development programs, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital.

The offerings were made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-215400), initially filed with the Securities and Exchange Commission on January 3, 2017, as amended by that certain Post-Effective Amendment No. 1 thereto filed with the Securities and Exchange Commission on April 16, 2018, and the prospectus supplements thereunder.

The Underwriting Agreements contain customary representations, warranties, covenants, and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties. The Underwriting Agreements are filed as Exhibit 1.1 and Exhibit 1.2 to this report, and the description of the terms of the Underwriting Agreements is qualified in its entirety by reference to such exhibits.

A copy of the opinion of Willkie Farr & Gallagher LLP relating to the legality of the issuance and sale of the Shares and Notes is attached as Exhibit 5.1 hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 above and is incorporated herein by reference.

Item 8.01	Other Events.

On April 16, 2018, the Company issued a press release announcing the commencement of the offerings. On April 16, 2018, the Company issued a press release announcing the pricing of the offerings. The press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated April 16, 2018

1.2	Underwriting Agreement, dated April 16, 2018

4.1	Indenture, dated April 19, 2018

4.2	First Supplemental Indenture, dated April 19, 2018

4.3	Form of Global Note representing 1.25% Convertible Senior Notes due 2025 (included as part of Exhibit 4.2)

5.1	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1)

99.1	Press Release, dated April 16, 2018

99.2	Press Release, dated April 16, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOVIS ONCOLOGY, INC.

April 19, 2018	By:	/s/ Paul Gross
	Name:	Paul Gross
	Title:	Senior Vice President and General Counsel